SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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TIAA - CREF Institutional Mutual Funds
(Name of Registrant as Specified in its Charter)

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TIAA-CREF
PRESS RELEASE

TIAA-CREF Institutional Mutual Funds’ Independent Board Authorizes
Establishment of 14 New Mutual Funds

New Funds Would Be Competitively Low-Priced and Financially Sustainable

Certain Funds Would Become Effective Only If Proposed Investment Management Agreement is Not Approved

NEW YORK, December 22, 2005 – The fully independent Board of Trustees of the TIAA-CREF Institutional Mutual Funds has authorized, upon the recommendation of Teachers Advisors, Inc., the Funds’ investment advisor (the “Advisor”), the establishment of 14 new institutional mutual funds. A preliminary registration statement describing these new funds was filed today with the Securities and Exchange Commission (SEC). The new funds are part of TIAA-CREF’s previously-announced plan to reorganize its Institutional Mutual Funds and Retail Mutual Funds into a single, streamlined family of funds that deliver value to investors and cover their costs of operation.

Certain of the new funds would only become effective if Institutional Mutual Funds shareholders do not approve a proposed investment management agreement for eight funds at a special meeting scheduled for January 25, 2006. The new funds, which would be launched in early 2006, would seek to provide high-quality investment options that are competitive with the lower-priced offerings in the industry.

“The creation of new funds is an alternative for putting in place high-quality, competitively low-priced funds with a financial structure that is sustainable over time,” said TIAA-CREF Chief Executive Herb Allison. “We continue to believe that the investment management agreement now before Institutional Mutual Funds shareholders remains the best alternative for those shareholders and all TIAA-CREF participants because it would allow continuity in our offerings, and would enable these funds’ fees to cover their costs of operation while remaining competitive with lower-priced offerings in the industry.”

The investment management agreement to be voted on at the January 25 meeting affects only the TIAA-CREF Institutional Mutual Funds’ International Equity, Large-Cap Value, Small-Cap Equity, Real Estate Securities, Social Choice Equity, Bond, Inflation-Linked Bond and Money Market Funds. It does not affect 98% of TIAA-CREF's assets under management, including any of the following TIAA-CREF products:

  College Retirement Equities Fund (CREF) accounts
  The TIAA Real Estate Account
  The TIAA Traditional Annuity
  After-tax annuities
  Variable life insurance products

On November 28, 2005, TIAA-CREF Institutional Mutual Funds filed a definitive proxy statement with the Securities and Exchange Commission (SEC) seeking shareholder approval of the new investment management agreement for the eight Institutional Mutual Funds listed above. The proposed agreement includes an increase in advisory fees for these funds and is the same as the management agreement originally voted on at a special shareholder meeting on Aug. 31, 2005.

As announced previously and as explained in the proxy materials, since their inception TIAA-CREF Institutional Mutual Funds generally have operated at a loss to the Advisor. As a result, services to the funds are, in effect, being subsidized by the more than 3.2 million people who entrust TIAA-CREF with their retirement savings.

As explained in the proxy materials, the Advisor has informed the Board that if the new management agreement is not approved, the Advisor may no longer be able to serve in its advisory role to the Institutional Mutual Funds. In that case, the Advisor may recommend other possible courses of action, including closing the funds to new investments or liquidating them, which could have negative consequences for shareholders. The Board would consider the Advisor’s recommendations, along with other possible alternatives, in determining a course of action that would be in the best interests of shareholders.

Shareholders eligible to vote have received a definitive proxy statement, which they should read because it contains important information about the new investment management agreement to be voted upon at the special meeting of shareholders. The definitive proxy statement and all other relevant documents also are available, free of charge, at the SEC’s website and at www.tiaa-cref.org.

Shareholders who have questions related to the proxy material or need assistance in voting their shares, can contact D.F. King & Co., the Funds' proxy solicitor, toll free at 1-800-755-7250.

TIAA-CREF clients who are unsure if they own any of the affected TIAA-CREF Institutional Mutual Funds can speak to an individual consultant in TIAA-CREF’s counseling center by calling 1-800-842-2776.

ABOUT TIAA-CREF

TIAA-CREF is a national financial services organization and the leading provider of retirement services in the academic, research, medical and cultural fields. TIAA-CREF has over $360 billion in combined assets under management (9/30/05). Further information can be found at www.tiaa-cref.org.

MEDIA CONTACT

Katherine Miller
202-637-8949
Kamiller@tiaa-cref.org